As filed with the Securities and Exchange Commission on May 16, 2023

Registration No. 333- 227664

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DIGITAL ALLY, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-0064269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

14001 Marshall Drive

Lenexa, KS 66215

(913) 814-7774

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stanton E. Ross

Chief Executive Officer

Digital Ally, Inc.

14001 Marshall Drive

Lenexa, KS 66215

(913) 814-7774

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David E. Danovitch, Esq.

Aaron M. Schleicher, Esq.

Hermione M. Krumm, Esq.

Sullivan & Worcester LLP

1633 Broadway

New York, NY 10019

(212) 660-3060

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On August 23, 2022, Digital Ally, Inc., a Nevada corporation (the “Predecessor Registrant”), merged with and into its wholly owned subsidiary, DGLY Subsidiary Inc., a Nevada corporation (the “Registrant”), pursuant to an agreement and plan of merger, dated as of August 23, 2022 (the “Merger Agreement”), between the Predecessor Registrant and the Registrant, with the Registrant as the surviving corporation (the “Merger”). On August 23, 2022, the effective time of the Merger (the “Effective Time”), Articles of Merger were filed with the Secretary of State of the State of Nevada, pursuant to which the Registrant was renamed “Digital Ally, Inc.” and succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant immediately prior to the Merger by operation of law. Under the Nevada Revised Statutes, shareholder approval is not required in connection with the Merger Agreement and/or the transactions contemplated thereby.

At the Effective Time, pursuant to the Merger Agreement, (i) each outstanding share of Predecessor Registrant’s common stock, par value $0.001 per share (the “Predecessor Common Stock”) automatically converted into one share of common stock, par value $0.001 per share, of the Registrant (“Registrant Common Stock”), and (ii) each outstanding option, right or warrant to acquire shares of Predecessor Common Stock converted into an option, right or warrant to acquire an equal number of shares of Registrant Common Stock under the same terms and conditions as the original options, rights or warrants.

The Registrant is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 (Registration No. 333-227664) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 2, 2018, and declared effective by the SEC on October 9, 2018, in connection with the Merger. In accordance with Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), except as modified by this Post-Effective Amendment, the Registrant, now as successor issuer to the Predecessor Registrant pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act, including the prospectuses included therein.

For the purposes of this Post-Effective Amendment and the Registration Statement, unless the context otherwise requires, the term “our,” or “us” refers to the Predecessor Registrant and its subsidiaries with respect to the period prior to the Effective Time and to the Registrant and its subsidiaries with respect to the period on and after the Effective Time.

The prospectus contained in the Registration Statement incorporates by reference all documents filed by the Predecessor Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and will incorporate by reference all documents filed by the Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Post-Effective Amendment. The prospectus contained in the Registration Statement, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the Effective Time and incorporated by reference in the Registration Statement, will not reflect the change in our name or capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statement that is modified by information subsequently incorporated by reference in the Registration Statement, the statement or information previously contained or incorporated in the Registration Statement shall also be deemed modified or superseded in the same manner.

The rights of holders of Registrant Common Stock are now governed by the Registrant’s articles of incorporation, as amended, and its bylaws, as amended, initially filed as exhibits to the Registrant’s Current Report on Form 8-K filed with the SEC on August 23, 2022, which are incorporated herein by reference.

The Registration Statement and prospectus shall remain unchanged in all other respects. Accordingly, this Post-Effective Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-3: the exhibit index and the exhibits filed in connection with this Post-Effective Amendment. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit
4.1	Articles of Incorporation.	(2)
4.2	Article of Merger.	(2)
4.3	Bylaws.	(2)
4.4	Form of Common Stock Purchase Warrant	(1)
5.1	Opinion of Sullivan & Worcester LLP.	*
23.1	Consent of RBSM LLP.	*
23.2	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1).	*
24.1	Power of Attorney (included on the signature page to Registration Statement).	*

* Filed herewith.

(1)	Filed as an exhibit to the Company’s Form 8-K filed August 2, 2018.
(2)	Filed as an exhibit to the Company’s Form 8-K filed on August 23, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Lenexa, Kansas, on May 16, 2023.

DIGITAL ALLY, INC.

By:	/s/ Stanton E. Ross
Stanton E. Ross
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Digital Ally, Inc., a Nevada company, do hereby constitute and appoint Stanton E. Ross and Thomas J. Heckman as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature and Title	Date

/s/ Stanton E. Ross	May 16, 2023
Stanton E. Ross, Director and Chief Executive Officer

/s/ Leroy C. Richie	May 16, 2023
Leroy C. Richie, Director

/s/ Michael J. Caulfield	May 16, 2023
Michael J. Caulfield, Director

/s/ Daniel F. Hutchins	May 16, 2023
Daniel F. Hutchins, Director

/s/ Thomas J. Heckman	May 16, 2023
Thomas J. Heckman, Chief Financial Officer, Secretary, Treasurer (Principal Financial Officer and Principal Accounting Officer)